Prospectus Supplement No. 3	Filed pursuant to Rule 424(b)(3)
(to Prospectus dated February 24, 2012)	File Numbers 333-164288, 333-173058, 333-175216

ORAMED PHARMACEUTICALS INC.

This Prospectus Supplement No. 3 supplements our Prospectus dated February 24, 2012 , as previously supplemented by that Prospectus Supplement No. 1 dated April 5, 2012 and Prospectus Supplement No. 2 dated August 30, 2012 (collectively, the "Prospectus").

This Prospectus Supplement No. 3 contains our Current Report on Form 8-K/A that was filed with the Securities and Exchange Commission on September 27, 2012 and our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on August 27, 2012. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement No. 3 is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon the exercise of warrants or options.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, our Prospectus, dated February 24, 2012, filed with the Securities and Exchange Commission on February 28, 2012, as supplemented by Prospectus Supplement No. 1, Prospectus Supplement No. 2 and this Prospectus Supplement No. 3, is a combined prospectus and relates to shares registered under Registration Statement Nos. 333-164288, 333- 173058 and 333-175216.

Our common stock is quoted on the OTC Bulletin Board, or the OTCBB, under the symbol “ORMP.OB”.  On October 11, 2012, the last reported bid price per share of our common stock as quoted on the OTCBB was $0.34 per share.

See the “Risk Factors” section beginning on page 5 of the Prospectus for a discussion of certain risks that you should consider before investing in our securities.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 12, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________
FORM 8-K/A
(Amendment No. 1)
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2012
_____________________

ORAMED PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-50298 (Commission File Number)	98-0376008 (IRS Employer Identification No.)

Hi-Tech Park 2/5 Givat Ram
PO Box 39098
Jerusalem, Israel 91390
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-566-0001
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:
Oramed Pharmaceuticals Inc., or the Company, is filing this Current Report on Form 8-K/A to amend its previously filed Current Report on Form 8-K (“Original Filing”), filed on August 28, 2012 to correct certain numerical errors included in Items 1.01 and 3.02 of the Original Filing.  Except for the corrected information provided below, this Form 8-K/A does not modify or update the disclosures in the Original Filing, which is incorporated herein by reference.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

From August 8, 2012 through August 28, 2012, the Company entered into several Securities Purchase Agreements with a number of investors, pursuant to which the Company agreed to sell to the investors an aggregate of 9,689,709 units at a purchase price of $0.37 per unit for total consideration of $3,585,192. Each unit consists of one share of common stock and a five-year warrant to purchase 0.50 of a share of common stock at an exercise price of $0.50 per share. The Company will pay cash consideration of $71,250 as finder's fees in connection with the private placement.  The investors were granted customary registration rights with respect to resales of shares, including the shares underlying the warrants.  In addition, one of the investors, holding approximately 11% of the Company’s outstanding common stock (following completion of the private placement but not including outstanding warrants), was granted the right to maintain its percentage of the shares of the Company’s common stock outstanding by purchasing more shares whenever the Company proposes to issue certain additional shares to other investors.  Such right only exists so long as such investor holds at least 5% of the Company's outstanding common stock.  In addition, such investor’s warrants will also contain certain anti-dilution and cashless exercise provisions not contained in the other investors’ warrants.

ITEM 3.02              UNREGISTERED SALES OF EQUITY SECURITIES.

See Item 1.01 above, which is incorporated herein by reference.  On August 22, 2012, the Company consummated the issuances of 6,649,169 of the units described in Item 1.01 above for aggregate consideration of approximately $2,460,192.  The issuances of such units were not registered under the Securities Act of 1933, as amended, because they constituted an "offshore transaction" under Regulation S thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.
Dated: September 27, 2012
	By:	/s/ Nadav Kidron
Nadav Kidron
President, CEO and Director

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________
FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012
_____________________

ORAMED PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50298 (Commission File Number)	98-0376008 (IRS Employer Identification No.)

Hi-Tech Park 2/5 Givat Ram
PO Box 39098
Jerusalem, Israel 91390
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-566-0001

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 27, 2012, Oramed Ltd. (the "Subsidiary"), a wholly-owned subsidiary of Oramed Pharmaceuticals Inc. (the "Company"), entered into a Master Services Agreement with Medpace, Inc. ("Medpace"), to retain Medpace as a Clinical Research Organization, for the Subsidiary's upcoming Phase 2 clinical trial for an oral insulin capsule. The FDA approved trial is expected to start in the first calendar quarter of 2013 in the United States and is expected to be completed in September 2013.

As consideration its services, the Subsidiary will pay Medpace a total amount of up to $3.5 million that will be paid over the term of the engagement and based on the achievement of certain milestones.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

See Items 1.01 and 3.02 of the Current Report on Form 8-K filed bythe Company on August 28, 2012, as amended by the Company's Current Report on Form 8-K/A filed today, which is incorporated herein by reference (the “Initial Form 8-K”).   Since the issuances of securities reported in Item 3.02 of the Initial Form 8-K, the Company has consummated the issuances of 3,446,197  additional units described in Item 1.01 of the Initial Form 8-K for aggregate additional consideration of $1,275,092.   The Company has paid cash consideration of $71,250 and might be required to pay additional cash consideration of $7,500, all as finder's fees, in connection with the aggregate private placements reported in the Initial Form 8-K and this report.  The issuances of the units described in this report were not registered under the Securities Act of 1933, as amended (the "Securities Act"), because they either constituted an "offshore transaction" under Regulation S thereunder or a private placement to an “accredited investor” as defined in Rule 501(a) of Regulation D and exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

ITEM 5.02(d)	ELECTION OF DIRECTORS

On September 24, 2012, the Company increased the size of its Board of Directors by one and appointed Mr. Gerald M. Ostrov as a member of the Company's Board of Directors effective September 24, 2012.

Mr. Ostrov is currently Senior Vice President and Head of Clinical Development and Medical Affairs in the Specialty Care Business Unit at Pfizer, Inc., the world's largest research-based pharmaceutical company.

The Company has not yet determined if Mr. Ostrov will serve on any of its Board committees.

As remuneration for his service as a director, Mr. Ostrov will receive the same annual fee as the Company's other non-executive directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.
Dated: September 27, 2012
	By:	/s/ Nadav Kidron
Nadav Kidron
President, CEO and Director